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                                    FORM OF                          EXHIBIT 2.2
                             CERTIFICATE OF MERGER


     The undersigned, the President of Promedix.com, Inc., a Delaware corporation, hereby certifies in connection with the consolidation of Promedix.com, Inc. and Popcorn Acquisition Corp. that:

     1. The name and state of incorporation of each of the constituent corporations of the consolidation is as follows:

          Name                                 State of Incorporation

          Popcorn Acquisition Corp.                   Delaware
          Promedix.com, Inc.                          Delaware

     2. An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

     3. The name of the resulting corporation of the consolidation is Promedix.com, Inc..

     4. The certificate of incorporation of Promedix.com, Inc., the resulting corporation, shall be as set forth in the form attached hereto.

     5. The executed agreement and plan of merger is on file at an office of the resulting corporation. The address of the office of the resulting corporation at which the agreement of consolidation is filed is Chemdex Corporation, 1500 Plymouth Street, Mountain View, CA.

     6. A copy of the agreement and plan of merger will be furnished by the resulting corporation, on request and without cost, to any stockholder of any constituent corporation.

     Unless required by law, Promedix.com, Inc. has caused the Certificate to be signed by ____________, its authorized officer, this _____ day of December 1999.

                              PROMEDIX.COM, INC.

                              By:____________________________________
                                  President

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